AMENDMENT TO BY-LAWS
                              --------------------
                                   (12/16/94)


     Section 2.  Term of Office; Classification of Directors.  The board shall be divided into three classes, which shall be denominated Classes I, II and III,

respectively.  The number of directors in each class shall be as nearly equal as possible.  All persons who are now Class A directors shall continue in office until the expiration of the terms for which they were elected and thereafter until their successors shall have been elected and qualified.  All other directors shall continue in office until the first meeting of shareholders following the conversion of all Class B Common Stock into Class A Common Stock pursuant to the certificate of incorporation (the "First Meeting"), and thereafter until their successors shall have been elected and qualified.

     At the First Meeting, Class I directors shall be elected for a term ending at the third annual meeting of shareholders thereafter; Class II directors shall be elected for a term ending at the first annual meeting of shareholders thereafter; and Class III directors shall be elected for a term ending at the second annual meeting of shareholders thereafter.  Persons who previously had been elected by holders of Class B Common Stock shall be divided, as evenly as possible, among the three classes.  Management shall recommend, and the board of directors shall determine, which directors shall be nominated for each such

Class.

     At each meeting of shareholders after the First Meeting, directors shall be elected to fill the directorships of the Class of directors whose terms have expired.  Those directors shall hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified, so that directors elected at annual meetings of shareholders subsequent to the First Meeting shall each be elected for a three year term, and that the term of one class of directors shall expire at each annual meeting.

     Section 3.  Resignation and Removal.  Any director may resign at any time.

Any director may be removed with or without cause as provided in the certificate of incorporation.  A special meeting for the purpose of removing a director may be called for by the holders of thirty percent (30%) of the issued and outstanding shares of Class A Common Stock.  Notice of such meeting shall be


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given to all the shareholders of Class A Common Stock in the manner provided by these by-laws for any annual or special meeting.  A new director may be elected at the special meeting called for the purpose of removing such director or at any subsequent annual or special meeting of shareholders.  If such director is elected at a special meeting of shareholders, he shall serve until the term of the removed director would have expired and thereafter until his successor shall have been elected and qualified.

     Section 4.  Vacancies.  If any vacancy should occur in the board of directors for any reason whatsoever, such vacancy may be filled by a majority of the remaining directors.  Each director so elected shall hold office until the next succeeding annual or special meeting of the shareholders and thereafter until his successor shall have been elected and qualified.

     A vacancy or vacancies in the board of directors shall be deemed to exist in the case of the death, resignation or removal of any director, or if the authorized number of directors be increased, or if the shareholders fail at any special meeting of the shareholders at which any director or directors are elected to elect the authorized number of directors to be voted for at that meeting.  No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

     Subject to the provisions of the certificate of incorporation, the shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.  If the board of directors accepts the resignation of a director tendered to take effect at a future time, the board or the shareholders shall have the power to elect a successor to take office when the resignation is to become effective.

     If the holders of thirty percent (30%) of the outstanding shares of Class A

Common Stock shall so request in writing filed with the secretary of the corporation, the secretary shall promptly call a special meeting of shareholders to elect a director to fill such vacancy.  Any director so elected shall hold office for a term which is not inconsistent with Section 2 of Article III of these by-laws, and thereafter until his successor shall have been elected and qualified.

     If a vacancy of all directors shall occur, the president or secretary shall promptly call a special meeting of the shareholders to elect directors to fill


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such vacancies.  The persons so elected shall hold office until the next annual meeting of shareholders and thereafter until their respective successors shall have been elected and qualified.